Exhibit 99.1


               INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS

 This presentation contains forward-looking statements that are subject to risks and uncertainties. The words "believe", "expect", "anticipate", "intend", "aim", "will", "should", and similar expressions are intended to identify these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:


 Fluctuation in the equity markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management and distribution fees received based on those assets; potential deterioration in the high yield sector and other investment areas, which could result in further losses in AEFA's investment portfolio; the ability of AEFA to sell certain high yield investments at expected values and within anticipated time frames and to maintain its high yield portfolio at certain levels in the future; developments relating to AEFA's new platform structure for financial advisors, including the ability to increase advisor productivity, moderate the growth of new advisors and create efficiencies in the infrastructure; AEFA's ability to effectively manage the economics in selling a growing volume of non-proprietary products to clients; investment performance in AEFA's mutual fund business; the success and financial impact, including costs, cost savings and other benefits, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing, relocating certain functions to lower cost overseas locations, moving internal and external functions to the internet to save costs and planned staff reductions relating to certain of such reengineering actions; the ability to control and manage operating, infrastructure, advertising and promotion and other expenses as business expands or changes, including balancing the need for longer term investment spending; consumer and business spending on the Company's travel related services products, particularly credit and charge cards and growth in card lending balances, which depend in part on the ability to issue new and enhanced card products and increase revenues from such products, attract new cardholders, capture a greater share of existing cardholders' spending, sustain premium discount rates, increase merchant coverage, retain Cardmembers after low introductory lending rates have expired, and expand the global network services business; successfully expanding the Company's on-line and off-line distribution channels and cross-selling financial, travel, card and other products and services to its customer base, both in the U.S. and abroad; effectively leveraging the Company's assets, such as its brand, customers and international presence, in the Internet environment; investing in and competing at the leading edge of technology across all businesses; increasing competition in all of the Company's major businesses; fluctuations in interest rates, which impacts the Company's borrowing costs, return on lending products and spreads in the investment and insurance businesses; credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and returns on the Company's investment portfolios; foreign currency exchange rates; political or economic instability in certain regions or countries, which could affect commercial lending activities, among other businesses; legal and regulatory developments, such as in the areas of consumer privacy and data protection; acquisitions; and outcomes in litigation. A further description of risks and uncertainties can be found in the Company's 10-K Annual Report for the fiscal year ending December 31, 2000 and other reports filed with the SEC.

                        FINANCIAL COMMUNITY PRESENTATION


                                AUGUST 1, 2001




Ken Chenault's Presentation
---------------------------

Thank you, Ron.

Good afternoon.

Welcome to our second financial community presentation of the year.

Here is today's agenda.

I'll begin by:

o    discussing the Company's year to date financial and business performance;

o and providing my assessment of the overall condition of the Company, including our key prospects for growth.


Jim Cracchiolo, Group President of Global Financial Services and Chairman and CEO of American Express Financial Advisors, will deliver today's business presentation.



Jim will provide:

o An overview of American Express Financial Advisors, including the current status of our retail financial services strategy;

o He will also go through an assessment of how we see the strategy at AEFA evolving;

o And give some examples of the growth opportunities we expect to pursue over the moderate to long-term.


The final hour - as always -- will then be available for you to ask any questions you may have of me, or the management team.



                                 * * * * * * * *



By now, everyone has seen our second quarter earnings release and the supplemental information provided by Ron Stovall.


On a year to date basis through June:

o    Earnings per share were down (49%);

o    Net revenue growth was down (5%);

o    And Return on Equity was 18.2%.


Now, excluding the charges we took against the high yield portfolio at Financial Advisors,

o    Earnings Per Share was $1.03 per share, down (1%)

o    and revenue growth was up 4%.

Clearly it was a disappointing quarter and a disappointing first half of the year.

As you all know, for many years American Express has delivered both strong and stable earnings.

We have had a solid financial track record and, as a consequence, have earned a higher P/E than most of our financial services peers.

The concerns raised by many of you about our current performance are all the more understandable.

It has been a difficult year, as we experienced both:

o    the effects of a slower economy,

o    and an increased level of defaults in the high yield market.

Let me discuss the high yield issue first.
As a result of our public announcement on July 18th and our earnings release on July 23rd, most of you are already aware of the actions we took in regard to the high yield portfolio at American Express Financial Advisors.

But here is a quick recap:

o As a result of rising default rates in the first quarter we took a charge of $182 million against our first quarter earnings.

o At the time of our release in April, we thought we had put the high yield issue substantially behind us for the year.

We were wrong.

o    Subsequent to the first quarter, two things became clear.

     - First was the continued deterioration of high yield defaults, which increased to historically high levels during the second quarter.

        Our investment grade structured investments saw particular erosion over this period, as the equity of residual and subordinated debt holders was reduced, thereby decreasing and in some cases eliminating our protection from losses.

     - Second, and more importantly, was our assessment that the risk/reward profile of the investment portfolio at AEFA was inconsistent with our business objectives.

        Now, while high yields have been a component of our portfolio for about 15 years, they have never been the core driver of our investment income.

        The level of risk we identified during the second quarter was clearly disproportionate to the incremental financial benefits we gained from holding these investments.

o As a result, we made a deliberate decision to significantly change our underlying investment philosophy, AND reduce the overall risk of our holdings.

o This business decision will result in rebalancing the portfolio to reduce the level of high yield investments from 11% to approximately 7% of our overall holdings - more in line with insurance industry averages.

o    We are implementing this decision by:

     - selling lower rated securities to reduce the level of our high yield portfolio, and

     -  by making additional sales within the portfolio.

o    These sales will serve to:

     -  allocate investments toward stronger credits,

     - and reduce our concentration exposure to individual companies or industry sectors.

o In addition, we concluded that the default rate experienced in the second quarter would not improve through the end of next year.

     While this somewhat negative assessment is not consistent with everyone's view of the market and may be viewed as conservative by some, in our judgment this outlook is appropriate.

o Accordingly, we reduced the cash flows we expected to earn from our structured investments, and wrote down their values as appropriate.

The combination of these actions will reduce the value AND the level of risk of the investments that remain in our portfolio.

As a result of these actions, our future investment income will be reduced by approximately $40 to $60 million pretax.

The reengineering efforts currently underway at AEFA are expected to be more than sufficient to compensate for this lower yield.

But, more importantly, we believe the modified risk/reward profile of the portfolio will be much better aligned with the Company's philosophy and business strategies.


                                 * * * * * * * *


Excluding the deterioration in the high yield market, our quarterly results were also impacted by the lack of growth in the overall economy.

o Card billings growth has slowed. Spending was up only 4% for the quarter, impacted primarily by declines in Corporate T&E spending.

     Our volumes were largely consistent with the slowing trends reported by many of our airline and hotel partners.


o    Equity markets, as you know, saw little improvement.

     This reduced our sales growth at AEFA, and negatively impacted our managed asset values.

So, given the factors working against us, how am I feeling about the Company's performance?

Well, the reported financial results are not what I would have liked to deliver for 2001.

But in assessing the Company's overall performance, I don't look only at the current bottom line.

I also consider the progress we are making against our moderate to long-term business objectives.

So, let me give you my thoughts about our current financial results, and then conclude with my overall assessment of our prospects going forward.

First let me start with the negatives.

-    Earnings;

-    card billings growth;

-    And high yield losses were all disappointments.

The slowing U.S. economy has negatively impacted both the payments and retail financial services businesses.

We are clearly not immune from its effects.

In addition, as we have discussed, our high yield losses were significant and much larger than anticipated.

As negatives go, these are pretty substantial.

Another element that had an adverse impact on earnings was our credit provision. While not in the same category as the first 3 items I mentioned, our credit provision did grow faster than our business indicators.

Given the economic environment, our credit performance remained in line with our internal expectations and was also generally in line with the performance of our peers.

Overall, our provision expense increased 29%, primarily driven by a significant increase in our lending provision.

o    This lending increase reflects:

     -  Strong loan growth;

     - Generally weaker industry conditions and increased bankruptcies, although bankruptcy growth moderated somewhat towards the latter part of the quarter;

     -  The natural maturation process for loans added over the past few years;
        and

     - Our more negative view of the economic environment, which led us to add to reserves to increase our lending coverage ratios.

o Charge card credit indicators deteriorated modestly in the quarter, also reflecting the economic environment.

o Coverage ratios remained strong, and, in fact, increased modestly for lending.

Overall, our credit trends showed some improvement during the latter part of the quarter.

For example, within our securitization trust data for both lending and charge card, we saw that, after deteriorating in April and May, writeoffs improved in June.

While credit trends deteriorated somewhat due to the economic conditions, they are within our expectations given the environment, and are still at relatively attractive levels.

Despite these negative factors, we continue to make progress against our business objectives.

In that regard, I am encouraged by a number of accomplishments.

Let me start with AEFA.

Financial Advisors has clearly had a difficult quarter and a difficult year.

But a number of its core business indicators remain solid.

Jim will go into greater detail as part of his presentation, so my review here will be brief.

o    In the second quarter the number of clients increased 5%.

o Net new money has continued to be positive, up $11 BILLION since last year and $.5 BILLION in the second quarter, despite the difficult environment;

o The number of financial plans was up 11% in the second quarter, as clients look to initiate or update their financial plans during this time of market uncertainty.

o Related to this indicator is another key measure for us -- advisor sales generated through financial planning and advice.

For the second quarter, this proportion reached 72%, against 66% in the second quarter last year.

This is close to a record level, and is an indicator of the strength of our advice positioning.

While market conditions led to negative earnings growth for the quarter, on a relative basis AEFA's underlying income performance fell within the range of a number of industry players.

For the quarter, excluding the high yield charge:

o    AEFA's earnings were down (22%);
o    Schwab fell (50%)
o    Merrill was down (45%)
o    Stillwell Financial declined (30%)
o    T. Rowe Price was down by  (26%);
o    And the private client group of Salomon Smith Barney declined (19%).

Given the current environment, we are holding our own in this area.


                                 * * * * * * * *


Now let me turn to the second quarter indicators for TRS.

o    Card growth remains strong - up 10% at the end of June.

     - We continue to see growth in Blue from American Express - both in the U.S. and across international, where we have launched the product in 10 markets over the last 12 months, with 4 more launches scheduled by the end of the year.

     - Our Global Network Services business continues to bring cards into the franchise.

So far this year we have signed 8 partners, bringing our total to 78 partners in 76 markets.

While we continue to invest in card growth in 2001, during the course of the year we have had to rationalize our acquisition spending given the slower economy.

Rather than implement broad based mailings, we have opted instead to focus on specific prospect segments as we look to SELECTIVELY add cards in this economic environment.

While we still believe we can deliver good gains in card acquisition over the second half of the year, we also expect that CIF growth will moderate by the end of the year.

While I said that absolute billings growth was a disappointment, on a relative basis I believe we are more than holding our own.

For the second quarter:

_  Our worldwide billings were up 4%;

Against a competitive sampling:

_  Banc One was down (7%) WW;

_  Citi's growth was down (1%) WW;

_ Discover reports only transaction growth, which was up 7% against what we believe would be a comparable number of 13% for our U.S. Consumer business.

_ And MBNA was up 14%, including the impact of acquisitions they made in 2000, such as First Union.

Given our mix of business and the economy, I view this as good performance on a relative basis.

Some people, I believe, expected our results to be weaker than this, given our mix of business and the significant decline in corporate spending.

Certainly, relative to all of our peers, we have a higher proportion of billings that come from corporate clients.

As a result, we are clearly feeling the impact of lower corporate spending.

Our consumer billings, however, both in the U.S. and internationally, have been holding up exceptionally well.

While certain categories of spending, such as airlines, have slowed, retail continues to expand.

As an example, in the U.S., our consumer billings for the quarter were up by 9%, on transaction growth of 13% -- a relatively strong performance given the current economy. Our absolute growth rate is certainly down from the levels of the last few years.

But I believe we are still growing or, at the least, maintaining our market share.

Another positive indicator for us has been our A/R growth.

In this case it is a positive factor on an absolute, as well as relative, basis.

Looking at year over year growth for the quarter:

o    Our A/R was up                     23%

Against our competitive set:

o    Banc One was down                  (5%);

o    Citi was up by                     11%;

o    Discover grew by                   15%;

o    MBNA by                            18%;

o    While Cap One grew by              61%

We continue to perform exceptionally well in the lending market, and are steadily gaining share.

Another positive sign in the near-term is that, even though Corporate spending has weakened, we continue to successfully sign accounts.

So far this year we have signed a number of significant new or expanded accounts, including:

In Corporate Card -
_  American Standard,
_  IBM,
_  Corporate Express,
_  Janus Capital,
_  and KPMG,


In Corporate Purchase Card -
_  J&J,
_  Nortel,
_  ADP,
_  Pharmacia,
_  Renault,
_  and Credit Suisse First Boston,

These commercial card signings, many of which are competitive takeaways, represent over a 9 TO 1 win/loss ratio based on volumes.

Looking at our wins, we have already signed more volume so far in 2001, than we did through all of 2000.

On the Corporate Travel side we have had success as well, signing a number of new accounts, including ABB, ING, Aventis and BAE (formerly British Aerospace).

In addition, we have almost $2 BILLION in prospective volumes still in our sales pipeline.

In a slowing economy, the value we provide to corporations - for both their T&E and indirect spending - takes on more significance.

While individual corporations may be spending less this year, these new signings represent significant potential for us once the economy stabilizes, and then rebounds.

The performance of our strategic partnerships is another positive for us - in terms of cards, billings and AR.

Delta Skymiles remains a core product within our lending portfolio.

In addition to contributing good growth in spend and AR, our Delta products have excellent credit experience.

We have a solid, cooperative relationship with Delta, and are in the first year of a long-term extension of our partnership, including Delta's participation in Membership Rewards.

And while performance has been good, significant potential remains, as our CIF still accounts for only 25% of Delta's active frequent flyer base.

British Airways is another great co-brand and partner.

This product was only launched in January but we have already signed over 80,000 cards through June -- a very strong response.

If we achieve the 2001 card target we have set for ourselves, our British Airways card base will be 30% higher than NatWest and Diners achieved in the 5 years they held the relationship

Our partnership with Costco is another important example.

Our business relationship is less than 2 years old and they are already one of our TOP 5 merchants and account for over 1.7 MILLION U.S. cards in force.

This is clearly a partnership that brings value to both parties.

o    We certainly benefit from the cards, the spend and the AR.

o    While Costco benefits from:

     -  New membership acquisition;

     - increased spend (in fact, Costco customers who get our co-brand increase their spending by an average of 16%) and;

     - lower membership attrition for AXP/Costco cardmembers than for their base at large.

Even with this success our co-brands have penetrated less than 10% of Costco's consumer and small business member base, leaving us substantial room for growth.

Another area of progress for us is reengineering.

At our first financial community meeting in February I stated that we had targeted at least $500 million of realized reengineering savings for the current year.

Given the progress we have made so far, and the detailed plans we have in place, I now believe we will significantly exceed this level.

We have had success so far this year in a number of areas.

Here are a few examples:

o By reducing the spending that bypasses our procurement department, we have been able to increase our preferred supplier volumes, and gain significant rate savings.

o A recent re-bid of our supplier contract for print jobs, for example, produced a rate savings of approximately $85 MILLION on an annualized basis.

o Another broad example of our reengineering success is within our U.S. card operating centers.

So far this year, even with slower billings,
o    transactions have grown,

o    while our processing costs have actually declined year over year.

The success of these and other initiatives, and the continued weakness in the economy, led to my decision to accelerate several reengineering programs previously planned for 2002.

The $310 to $370 million charge we will take in the third quarter is the cost of implementing these accelerated programs, which will have a significant impact on our efficiencies going forward.

In combination we expect these programs to produce approximately $300 MILLION in realized savings in 2002, and $345 TO $370 MILLION on an annualized basis thereafter.

I want to emphasize to all of you that reengineering is not a "phase" for us. It is not a reaction to the economic slowdown, nor is it a reaction to the high yield charge at Financial Advisors.

We realized almost 2 years ago that, in order to aggressively go after the growth opportunities we have within Global Payments and Retail Financial Services, part of the investment funding would HAVE to come from reengineering. We started gaining our reengineering expertise in the early 90's at a time when the company was in crisis.

Reengineering back then was a defensive necessity.

It involved fixing problems.

Our cost structure was too high relative to our peers and we were losing competitive advantage.

The success of these earlier rounds of reengineering brought our infrastructure into line with both our business model and the industry.

We are now at best-in-class cost levels in several U.S. card processes, including merchant processing and statement mailing.

Today, we do not implement reengineering just to improve earnings, or fix problems. We reengineer because we know we must continue to run our businesses even better.

Our objectives are now focused on:

o    increasing quality,
o    improving efficiencies
o and gaining financial flexibility so that we can reinvest in the growth opportunities across our businesses.

The reengineering savings generated in the early 90's were divided between the bottom line and reinvestment.

But the difference is that NOW our reinvestments are targeted at growing the business, rather than being remedial.

Today, our costs have improved and reengineering is an OFFENSIVE tactic, rather than a DEFENSIVE reaction.

o It is a means of expanding our competitive advantage and positioning us for sustainable growth.

o    And it is a permanent component of how we run our business.



                                 * * * * * * * *

Before I turn to my outlook for the Company overall, let me just spend a few minutes making some points about our card business - as this topic is core to ANY assessment of our current and future results.

A number of you have expressed concerns or raised questions about our card business.

With the earnings issues at Financial Advisors, it is easy to understand the higher level of scrutiny being brought to bear against our OTHER core business.

With a slow economy, those concerns and questions -- about both the near and long-term -- increase.


Questions such as:

o Given our business model, are we being more negatively impacted by the environment than our peers?

o And what are some of the factors that should be considered in judging how our card business is faring?

Now, I am confident in both our business model, and our near and longer-term performance.

But, to address some of the concerns that have been raised, let me make a couple of points to give you a sense of why I feel this way.

The FIRST point relates to our mix of corporate spend, which I mentioned earlier.

Given our success in the corporate card, we clearly have a higher proportion of volume coming from corporate customers than our competitors.

We created the corporate card business, and our growth in this area over the years has been steady and strong.

We significantly benefited from this mix over the last few years as:

o    corporations expanded,

o    new industries formed,

o    and an already robust economy continued to increase.

NOW, the current economic cycle has reversed that growth from positive to negative.

Corporate earnings are down, companies in certain sectors are folding, and expenses are being tightened across the board.

But let me just say this -

o    I would rather be in this business than not.

o    I would much rather have this corporate volume than not.

o    And I would certainly rather have our strong leadership position than not.

Our corporate business is key to the overall success of our card franchise.

o    On the card side of the equation, our corporate cardmembers have:

     -  high levels of spend,

     -  they pay their bills on time,

     -  and they have exceptional credit performance.

o    On the merchant side,
     -  they represent true incremental spend for our merchant partners,

     -  and are a key component of our sales value story.

While we are currently at a downpoint in the cycle of corporate volumes, our business model is actually stronger than it has been before.


Over the past few years:

o We have improved our revenue performance by adding or increasing fees, even while holding our competitive share and improving our win/loss ratios;

o We have significantly reengineered our cost base by using the internet to reduce our servicing costs;

o And the continued expansion of our Corporate Purchase Card product has served to grow and diversify our commercial spending mix, so that we are less reliant on cyclical T&E volumes.

Through these efforts our overall margins in Corporate Card have improved steadily over the past few years.

In fact, our normalized margins have increased on an indexed basis from "100" 3 years ago to "190" today, excluding the impact of interest rates and FX.

So while slower volumes can and do come in cycles, our business model in Corporate card has become stronger.

The SECOND point I'd like to make about our card business relates to our consumer segment.

(We went over a number of these points at our February meeting, but I think they warrant a reminder.)

I believe we have the highest quality customer base in the industry.

This customer quality, along with changes we've made to our consumer business model, have strengthened our position to manage through a weaker economy.

o As I said earlier, we have expanded the range of our rewards-based products, with the addition of a number of strong co-brand, strategic alliance and Membership Reward partners.

     Customers who carry these products are extremely loyal.

     They are more insistent about using their American Express cards when they spend.

     And, while they may reduce their volumes as market conditions soften, we do not generally lose their spend to competitors.

o Related to this, our increasing percentage of reward-related spend also improves payment performance.

To earn - or in some cases, redeem -- rewards, a cardmember must have a good payment record.

So while downturns in credit cycles may come, payments to reward products will tend to be mailed first.

o And finally, the shift in our mix to everyday spend, and our continued penetration of the retail sector, make our products more relevant for customers - in all economic cycles.

o Yes, cardmembers may cut back on vacation and leisure spending, but even in a slower economy they are going to use their cards at the grocery store, the gas station and to pay their phone bills.

THIRD, the global breadth and depth of the products we offer has continued to expand over the last several years.

This serves to diversify our card spending, thus diminishing the impact of slower growth in a single market.

I mentioned the quality of our card base, but the diversity of it is a FOURTH advantage.

In addition to consumers, we have small business, middle market and corporate customers.

And even within our consumer base, we don't have just revolve customers, but pay-in-full charge customers as well. Each segment has its own unique advantages, but this COMBINATION of customer breadth and product depth serve to solidify the state of our franchise for the both the near and the longer-term.

It is for these reasons that I believe our relative performance has been better than most of our card peers.

And these are the key reasons I have confidence in our card prospects as I look ahead.

So let me now turn to my outlook for the Company.

I certainly cannot stand here today and say that everything is great.

And that, "except for" our reported loss, we have a perfect business model and flawless execution.

Rose-colored glasses are NOT my accessory of choice.

Over the past six months commentary about American Express has covered a wide range of opinions.

o Some said at the beginning of the year that we were too conservative and pessimistic with our initial expectations,

o    while some believed that we were too optimistic in our assumptions.

As with other companies, both in financial services and across a range of other industries, our "what if" financial models have been running non-stop since the signs of the slowdown first appeared in the fourth quarter of 2000.

BUT, we do NOT pretend to believe that we can predict with accuracy where the economy will be in 18 months.

As I said in our pre-announcement, we are not seeing any current sign of economic recovery, nor do we anticipate any into 2002.

I cannot control the external environment, but I CAN control the actions American Express takes in response to, and in anticipation of, certain conditions.

That being said, I still believe we are well-positioned for growth next year.

o We plan to continue to invest in our businesses in 2002 and, more importantly, to realize the benefit of those and earlier investments.

     (For clarification, our use of the term investment does not equate to capital - instead, we define investment as the net expense of funding a specific project or program in a given year.)

o In 2001, even with the challenges of the economy, we have continued to invest in a range of business opportunities - such as:

     -  consumer card acquisition,
     -  infrastructure improvements,
     -  and investment products at Financial Advisors, to name just a few.

o While we have cut back somewhat on lower priority investments in 2001 given the economy, we still expect to make substantial investments over the course of the year.

o For 2002, we expect this spending to increase as we invest in key growth areas of the business.

o    Some of these current and future investments include:

     - The corporate middle market, which is an attractive economic and business opportunity for us.

        Both our T&E and Corporate Purchase Card value propositions have a strong resonance with these customers.

     -  Our small business franchise, both in the U.S. and across international.

        In the U.S., acquisition investments in Small Business will be increased next year, as we look to expand our leadership position with this segment.

        In a number of countries, the small business payment category is virtually non-existent.

        We have worked over the course of the year on refining our small business model in several countries, and will be funding a number of market launches in 2002.

     - On the consumer side, we will be ramping up our acquisition efforts in both charge and lending, in the U.S. and across international.

        We have prioritized a number of specific acquisition programs for next year - programs that we believe offer the most significant growth opportunity.

     - I will leave the AEFA discussion to Jim, but we certainly expect that investments in product development, investment management and our advisor platforms, will positively impact our results.

o The revised RISK/REWARD PROFILE of our investment holdings should reduce the volatility of our portfolio, albeit at a slightly lower level of investment income.

o    INTEREST RATES will definitely work to our advantage next year.

Given the interest hedging strategy we implemented for 2001, we have not been able to take full advantage of the rate reductions initiated since the beginning of the year.

As these hedges roll off during the remainder of the year, the interest costs for 2002 are being locked in at significantly lower rates.


Our latest 10Q, for example, suggests that - based on where rates and our hedges were at March 31st - the interest benefit that should accrue to us next year is likely to be well in excess of $200 MILLION PRETAX.

o    The benefit of our reengineering programs continues to compound.

     - As I said, we will achieve significantly more than the $500 MILLION of saves we had planned for the current year.

        -- On a full year basis these saves will be equal to our realized 2001 savings, plus another 25% to 35% due to calendarization.

     - The acceleration of some of our 2002 programs produces another $300 MILLION of saves.

     - In addition, we expect to realize the benefits from the remaining 2002 initiatives that we have planned, but did not accelerate as part of the restructuring charge.

While a substantial portion of these benefits is reinvested back into the business, the benefit to our operating margins from all of these programs will be significant.

                                 * * * * * * * *


So what is the net takeaway from all of this?

As you all know, we had a tough and substantial issue to address in the high yield portfolio this year.

But we took the right actions in dealing with it for the long-term.

As I have said before, I do not manage this company from quarter to quarter.

While I always consider the short-term impact of actions, my priority continues to be our moderate to long-term performance.

We will ultimately be judged by the results we deliver, and in that regard we have not become distracted .... our focus has not changed.

o The financial strength of the company remains at a high level - our balance sheet and our underlying business drivers are strong.

o Our mix of businesses - and our depth within those businesses - remain core assets of the Company.

o    Our strategies have not changed.

We remain committed to:

-   investing in our core businesses;

-   generating profitable market share growth across all of our businesses, and

-   delivering strong financial performance.

The actions we have taken as a Company - not just this year, but over the past several years -- have left us well positioned for growth.

Market and economic conditions - such as those we have experienced this year -- will impact our performance, but our business models are strong.

Over the short-term, economic conditions may remain uncertain, but the factors I just mentioned will work to our advantage nonetheless.






So even if business volumes do not return to the robust levels of recent years, I continue to believe we can deliver good performance in 2002.

o    Would it help if the economy were stronger next year?  Of course.

o    Do I wish the S&P was up at thirteen or fourteen hundred? Absolutely.

But I cannot predict when the rebound will come.


My job, therefore, is to make sure we:

o    navigate through the current economic weakness,

o while remaining well-positioned to take advantage of an upturn in the economy when it comes.

I remain confident in the future of this Company, the strength of the American Express brand, and the commitment of our people. The long-term growth opportunities in our two core businesses - global payments and retail financial services - are real and, more importantly, can be realized.

It is for this reason that I continue to believe that our stated long-term financial targets - on average and over time -- are appropriate for the Company.


                                 * * * * * * * *


One of the core businesses I just mentioned - retail financial services - is anchored by American Express Financial Advisors.

Given our financial results for the current year, a number of questions have been raised about AEFA, its business model, and its prospects.

I thought today's forum would provide an excellent opportunity for us to show you:

o    our strategy at Financial Advisors,
o    how it has evolved,
o    and what our plans are for the future.

Financial Advisors is core to American Express - both today and going forward.

I'd now like to introduce Jim Cracchiolo - Group President of Global Financial Services, and Chairman and CEO of American Express Financial Advisors.

                        FINANCIAL COMMUNITY PRESENTATION

                                 Jim Cracchiolo

                                 AUGUST 1, 2001



o        Thank you, Ken. Good afternoon.

o It's good to see many of you again. It's been about two and half years since my last update to the financial community when my topic was TRS International.

o As Ken mentioned, American Express Financial Advisors is the anchor of Global Financial Services. It's our largest business unit and I'm pleased to speak about it today.

o        The last time you were updated on this business was in February of 2000
         from Dave Hubers.   A lot has changed since then, so I have a good
         amount to share today.

o In the interest of time and since this business is such a hot topic I won't be covering the international financial services businesses today. However, what I would like to share is that we're making very good progress.

o We're achieving the aggressive goals we set for our International card business over two years ago with strong growth in revenue and income and good momentum in our key indicators. At the bank, our restructuring efforts are accelerating the transition from corporate to personal and private banking.

o And, we're realizing a much greater degree of integration between our Bank and international card businesses.

o Overall, I feel very good about our progress, and I'm happy to take questions about these areas later.


KEY QUESTIONS

o Now, as I thought about the content for my remarks today, I felt it was important to address the major themes from the questions I've heard many of you raise either in our smaller group discussions or in response to our recent announcement.

o        So, our agenda is going to answer questions such as:

         o   What is our business model?

         o   How has it changed in the current environment?

         o What is our strategy for getting the business back on track and what are we doing about critical requirements such as mutual fund performance?

         o What are the key growth opportunities we're investing in to move us forward and transform our business for the longer term?

         o And what is our outlook for Financial Advisors ability to again achieve American Express's overall historical financial targets on average and over time.

o Let me take you back to last July, so I can characterize the past year at Financial Advisors and set the right context for answering your questions.


AEFA ACTION PLAN: 2000

o As you might recall, about half way into last year, the financial services industry started to feel the effects of the weakening equity markets, slowing economy and deteriorating credit.

o Concurrently, Financial Advisors had just completed implementing two of its most significant strategic changes in many years. We moved to three platforms under which an advisor can affiliate with us and opened our advisor channel more fully to sell non-proprietary products.

o This was all at about the same time I took responsibility for Financial Advisors and Global Financial Services.

o What became clear to me was that these conditions would dictate our focus for the near term so we took an aggressive stance to address them.

o We initiated a review of the situation and acted quickly. We reprioritized spending, set aggressive reengineering targets, re-priced brokerage and slowed new advisor hiring.


AEFA ACTION PLAN: 2001

o Following these initial corrective actions, we entered 2001 and completed our diagnostic reviews. We set a strategy and roadmap to evolve our business and pursue new growth.

o Over the course of the year, we've also significantly changed the organization structure and put a whole new leadership team in place, that is very focused and committed to making the necessary changes across Financial Advisors.

o We then established a more aggressive reengineering agenda that is generating significant benefits to the P&L in the current year and will improve our margins for the longer term.

o Lastly, as you know, we recently changed the risk reward profile for our high yield portfolio. And, we're ensuring we absolutely have the right risk management capabilities in place going forward.

o Very clearly, we're dealing with a challenging year, but we're not distracted. In fact, I'd say our approach is very focused, prudent and action-oriented.


KEY QUESTIONS - WHAT IS OUR BUSINESS MODEL?

o Now, let's get started by answering our first question: what is our business model?


AEFA OVERVIEW

o Financial Advisors is the premier financial planning company in the United States.

o We have the largest number of Certified Financial Planner practitioners of any single firm in the country.

o At the end of the second quarter, we had over 11,600 advisors who work with clients to develop long-term financial strategies.

o Now, this is a distinction I want to emphasize because many of our competitors' field forces are typically comprised of brokers in a transaction-based model and are less qualified than we are in planning and advice.

o We have over 2.5 million clients and a 95% retention rate, which is one of the highest in the industry.

o Currently, we have nearly $262 billion in assets owned, managed or administered.

o At the end of 2000, we represented about 37% of American Express earnings or over 1 billion dollars.

o As you can see, we are a major financial services institution, with a unique position in the industry.


AEFA BUSINESS MODEL

o        So what is the business model composed of?

o It starts and is focused around the client because of the unique financial planning model we developed.

o To meet their needs, we manufacture and offer a broad array of financial products and services.

o And, we move those products to market across a variety of retail and institutional distribution channels.

o        Let's take a look at our clients.


AEFA BUSINESS MODEL: CLIENTS

o We have a highly attractive client base, which, since the mid-90's, has grown on average 6.5% per year.

o        They have an average age of 51.

o As you're aware, we're very well known for serving the middle market, which we define as total household investable assets of $100,000 or less.

o This segment represents about 60% of our base and we're one of the few companies that have figured out how to serve it profitably.

o Because we have such a strong reputation serving the middle market, many don't realize that over 40% of our clients are in the upper market, holding more than $100,000 in investable assets. And, approximately half of those clients have investable assets of $250,000 or more, based on our research.

o When I review our strategy later, I'll share our plans for deepening our penetration of this premium segment because, for American Express, this is a substantial and attractive opportunity.

o Overall, we have deep client relationships, with high persistency and low attrition. They continue to build their invested assets over time and we can serve them quite profitably as you'll see in just a moment.

o An average client household has about $65,000 invested and holds, on average, 4 types of investment or protection products with us.

o When you look at the top 20% of our clients, they contribute more than 70% of cash invested, are more likely to be planning clients and have over 10 products.

o We retain 95% of our clients year over year and over 50% state they plan to add to their American Express relationship in the near future.

o On the institutional side, we target mid to large sized companies with $10 million to $1 billion in employee assets for retirement services.

o We serve over 260 Fortune 1000 firms and more than 1.1 million enrollees. Some client examples include Hershey's, Toys R Us and the Gap.

o Lastly our Third Party clients are banks and other financial institutions that distribute fixed and variable annuities as well as insurance products. A few of the larger partners are Fleet, Wells Fargo and First Union.


AEFA BUSINESS MODEL - PRODUCTS

o One of the most critical components to remember about our model is, at our core, Financial Advisors is also a product manufacturing company.

o In fact, going back to the late to mid 80's/early 90s, one would consider us a leader in mutual funds.

o Still today, we're a major player with a significant and diverse product arsenal.

o We manufacture and manage over 100 investment, insurance and savings products. More recently, we established relationships with a large number of industry providers that allow our advisors access to over 3,800 mutual funds and an additional 20 insurance products.

o Lastly, we introduced Online Brokerage in 1999, which has demonstrated good potential for tapping into the self-directed segment.

o On the institutional side, we offer defined contribution and benefit plans, asset management and alternative investment products.


PRODUCTS: SIZE AND SCOPE

o Let's consider the size, scope and diversity of our products. At the end of 2000, we were:

         o    the #1 writer of variable life insurance,

         o    the #2 and fastest growing provider of mutual fund wrap products,

         o    the #9 writer of variable annuities,

         o    the # 5 online brokerage, based on number of accounts,

         o    the #12 provider of 401(k) plans

         o And, as of June 30th, the 12th largest retail mutual fund family, based on long-term assets.


AEFA BUSINESS MODEL - DISTRIBUTION

o Now our third component and one I consider of our key competitive advantages which is our distribution capability.

o Our largest distribution channel is our advisor network, and their activities are complemented by phone, mail and our financial services web site.

o About 92% of retail clients have an advisor relationship while 8% prefer to deal with us directly.

o We have a growing institutional sales force and we use wholesalers for third party distribution to financial institutions.


AEFA ADVISORS

o Now, as I did with our clients, I'd like to give you a profile of our advisors.

o Our elite advisor network is the heart of our organization and a distinctive competitive strength.

o Today, we have over 11,600 advisors. Some are employees and we have 2 groups of independent contractors: either branded franchisees or unbranded advisors.

o        We refer to these relationships as platforms one, two and three.
         Platform one represents about 25% of advisors. Platform two comprises the majority, or about 63%, who are our more seasoned advisors. And, platform three, which is our Securities America subsidiary, comprises about 12%.

o The average advisor, including our new hires, has a client base of about 216 and averages about $14 million in cash invested.

o We have one of the lowest turnover rates in the industry. Last year we retained 93% of our P2 advisors, who are also our most productive.

o They offer consistent and high quality advice by conducting comprehensive individual plans for clients on an annual basis and we believe we're the only company in the industry that measures quality of their advice on an ongoing basis.

o Our clients consistently tell us they're highly satisfied with their advisors. Over 85% rate their advisors in the top two tiers of satisfaction and 72% gave a higher rating to their American Express advisor relationship than they did for our competitors.


POWER OF FINANCIAL PLANNING MODEL

o        Our overall business is based on relationships built around advice.

o We've generated high returns across our client base because clients hold multiple products and stay with us longer. If you do the math, last year we generated $1 billion of income and we had 2.5 million clients. That's well in excess of $300 we earn per retail client last year alone. Importantly, completing a full financial plan is the true hook.

o As many of you are aware, we pioneered the planning model many years ago. The plan, which is complemented by our quality advice, has helped us establish lasting, profitable relationships.

o And it's the top rated plan process and the only one that satisfies all six dimensions of planning.

o Over 37% of our clients have a formal plan, which we believe is one of the highest penetration rates among our peers. And, more than 70% of our sales can be traced to clients who've completed a formal financial plan.

o As you see, clients with a plan, on average, invest two and half times as much as those who don't have a plan. And, our mutual fund attrition rate is half the industry average.

o They also hold triple the number of products with very high NPVs, and three and half times the level of non-plan clients.

o We also know they stay longer because their attrition is 50% better than those without a plan.

o        The plan is a win-win-win, for clients, advisors and American Express.
         Clients with a plan invest more over time with low redemption rates and more persistency. Our advisors are more productive. And, the assets we manage generate higher returns.


KEY QUESTIONS: HOW HAS IT CHANGED

o        Now you have a view of our business model.

o        It is a strong foundation and we will build upon it.

o But, now it's important for me to explain how and why it's changed in recent years.


TRENDS OF THE 1990S

o To do that, we need to put the past ten years into perspective, because consumer and advisor needs changed, the competitive landscape intensified and we benefited from a vibrant economy.

o First, more and more clients required product choice complemented by advice to manage assets effectively.

o Advisors also wanted flexibility in terms of what they did and how they did it. And, they echoed clients' demands for choice, more products and better performance.

o Competitors started to respond as well. We saw brokers becoming advisors; a significant number of financial institutions entered this space, and a greater emphasis was placed on asset gathering and non-proprietary products.

o Finally, consumers and corporations enjoyed the extraordinary and unprecedented bull market and a declining interest rate environment - for nearly ten years.

o        So, how did we respond?


AEFA RESPONSE

o I'm just going to recap our responses since they were outlined in detail last year and I'll spend more of my time on the outcomes.

o We moved to 3 advisor platforms to offer advisors choice and adjusted payouts to competitive standards.

o We added online access, brokerage and third parties to our strong face-to-face network.

o And we opened the gates more fully to non-proprietary mutual fund products to start selling them in a major way.


                                      * * *


o What I want to remind you is that, until these changes, Financial Advisors was mostly a closed system operating in a much more insulated environment.

o What we manufactured, we sold through a captive sales force. We built it around planning, which was highly profitable for us.

o So, these were very fundamental and significant changes brought about to a large system in a short period of time.

o That said, we had to move in this direction to remain competitive and tap into the larger financial services opportunity.

o        So, let's look at the outcomes.


AEFA OUTCOMES

o By mid-2000 the changes were implemented and we started to feel both the positive and negative effects.

o We hired a record number of advisors in the new P1 employee channel, which was more than ever in our history. And they quickly caught on to our planning approach, by providing 57% of their initial clients with a plan.

o As we've discussed with you previously, the training and development costs incurred weren't offset by as much sales productivity as we would have liked.

o As initial actions, we scaled back new hiring, trimmed unproductive advisors and reengineered our Retail cost base.

o The P2 platform we established improved satisfaction and retention among a large portion of tenured advisors mostly because we increased their payout to higher standards. However, we also didn't get the productivity we would expect given the improved payout and the expanded product set they now have at their disposal.

o Our effort to leverage alternate channels was effective. Since we expanded brokerage in late 1999 we now have over 700,000 brokerage accounts. As you're seeing from a number of our competitors, the lower trading volumes associated with the current equity markets are pressuring our direct brokerage economics and this was further compounded by our free trading model. Last fall, we adjusted pricing and have been focused on continuously reengineering our cost base.

o As you would expect, our clients and advisors were pleased when we expanded our offerings to non-proprietary products. However, we experienced a more significant shift to non-proprietary than we originally anticipated, for a few reasons:

o        First, the latest products will always be more appealing to an advisor.
         Plus, both advisors and clients were becoming disappointed with our lagging fund performance in select areas and that was fair. And, lastly we learned we must also wholesale within our system to create greater awareness of our own products and compete with very experienced third party wholesalers.

o        We were equally disappointed with investment performance.

o As an example, for the 12 months ending June 30th, only 27% of our mutual funds performed in the top half of their Lipper performance indexes.

o However, on a positive note, our larger funds have performed better, resulting in 57% of our total mutual fund assets performing in the top half of their Lipper competitive groups.

o Bottom line is: performance does matter and I'm committed to restoring leading money management capabilities. We've already instituted a series of changes in the asset management area around talent and capabilities, which I'll cover later.

o        So, how has all of this affected our key financial drivers?


AEFA KEY FINANCIAL DRIVERS - ASSET MIX

o Financial Advisors has grown assets and generated very good overall financial returns over the last five years with a compound annual growth rate of 15% through last year. However, our margins started to narrow more recently.

o As you know, the primary drivers of our revenue and net income are owned and managed assets from which we generate spread and fee income.

o We also had good growth over the years in terms of total assets and cash sales, which were driven by strong cash inflows, superior retention and market appreciation.

o However, as a result of the appeal of equity markets and lower interest rates, we've experienced a significant shift from spread products, which have higher ROAs, to managed products. In addition, the impact on ROAs was compounded by the fact that we opened the system to non-proprietary products. Therefore, we saw a further shift from proprietary managed products to administered products, with lower ROAs. However, we've been successful in migrating non proprietary sales in to wrap programs, which have a higher ROA than a standalone non proprietary sale.

o As you can see, our overall mix has changed from 25% spread, 73% managed and 2% administered to 15% spread, 72% managed and 13% administered.

AEFA KEY FINANCIAL DRIVERS:  SHIFT IN RETAIL SALES

o In fact, you can see the shift more dramatically in our year 2000 cash sales compared to 1995, where the split shifted from 19% spread, 79% managed and 2% administered to 10% spread, 72% managed which includes 19% of non proprietary wrap product sales, and lastly, 18% administered, on a much higher level of production.

o Therefore, our Return on total assets owned, managed, and administered has declined from .42% in 1995 to .36% in 2000.

o However, this decline is certainly not unique to us, as we're seeing the same trends from our competitors. In fact, their absolute average ROA is well below ours.


EXTERNAL ENVIRONMENT: 2001

o More recently, the slower economy and weakening equity markets have intensified this impact on our business results.

o We've seen a 15% decline in the S&P, which is directly affecting asset management fees and production.

o As you know, we've also experienced a further increase in default rates within the high-yield sector of the securities industry, which is the highest default level ever and this has directly affected spread income.

o A bright spot, however, is the more recent decline in interest rates, which over time will have a positive effect on our net spread revenue.

o We can't control these factors. But, we did recognize they were compounding internal challenges by slowing growth and placing further pressure on our margins.


KEY QUESTIONS

o So now you have the right context for how the model changed based on industry trends, certain actions we took within our system and the compounding effect of the recent shift in the economy.

o And that leads me right into our strategy for getting the business on a strong track, which is where we're focused.


AEFA MISSION

o Let's start at the top with our mission. Financial Advisors mission is to help clients achieve their financial objectives prudently and thoughtfully, through a long-term relationship based on trusted, knowledgeable advice.


AMERICAN EXPRESS CLIENT CENTRIC MODEL

o To achieve that mission, we must fully understand the range of a client's lifestyle needs from insurance to payments, retirement and financial position.

o        Customers want us to meet those needs across multiple channels.

o They expect a range of products and services delivered in an integrated relationship, with high quality service. All of this should be presented in a single face from American Express to the customer.

o This is where we ultimately need to be and this is where we know our competitors would like to head. In fact, we evaluated other competitor strategies and attributes in setting our own approach.


COMPETITIVE ASSESSMENT

o A number of you have asked how I view our competitive position, so this is meant to characterize it in general, not to be critical. It recognizes the strengths of the playing field and their key successes compared to ours. And, all of us have some gaps to close.

o For example, Fidelity, has created a strong perception of their product breadth and performance and is now focused on building their advice capabilities; we on the other hand have to work on product performance and expanding manufacturing.

o Merrill is excellent at gathering assets because of their large, trained sales force, but costs seem to be a challenge. We are stronger in planning and advice, but need to enhance segmentation and asset gathering to drive productivity toward their levels.

o And lastly, Schwab has truly led the pack in terms of bricks and clicks integration; to close their gap in advice, as you know, they recently acquired US Trust and now need to integrate it. Enhancing the online aspects of our business, as they have done so successfully, will be critical to gathering more assets.

o Overall, what we plan to do is fully exploit our superior advice and planning positioning, while emulating select attributes of our competitors and striving to be best in class in what we do.


AEFA BUSINESS MODEL

o To accomplish this, going to take Financial Advisors business model to the next level.

o Our aim is to leverage our planning and advice position, strengthen our leading advisory network, utilize alternate channels, and deliver innovative products and services in a core relationship.

o If we're successful, we will achieve leadership status as a world-class asset manager, insurance provider and retail distribution network.

o Very clearly, we're not there yet, but I can highlight how we plan to get there. Realistically, there's a significant amount to be done. And, evolving a business, particularly one as large as Financial Advisors, takes time. However, we're already moving at a much faster pace than in the past.


AEFA STRATEGIC PRIORITIES

o That's because we put in place a very focused strategy and action plan which has three key components:

         o   First, to fix some aspects of our core business model.

         o Then, to support our plans, we must have the right enabling capabilities and processes.

         o And lastly, we are aggressively pursuing key strategic opportunities to position ourselves for the next level of growth.

         o With that in mind let's turn to one of our top priorities across Financial Advisors: Reengineering.

o In fact, as I mentioned earlier, it was one of the first agendas we set because we recognized it was a pre-requisite for running a successful business especially in today's environment.


AEFA REENGINEERING

o Financial Advisors is on track to deliver over $200 million in reengineering benefits to the Company this year, which is more than double the initial goal we set for ourselves, compared to a minimal amount last year.

o As you can see, more than 50% of our emphasis today is in the cost category given the current environment and our need to reduce operating expenses.

o Clearly, over time, we'll move more of our efforts to the structural and strategic categories.

o        Let me give you a flavor for some of the areas we have underway.

o As I mentioned, in less than six months, we've eliminated over $50 million of real estate, support staff and operations expense from our retail distribution network.

o On the structural side, we're consolidating certain aspects of customer service and phone operations to significantly improve advisor and client service and streamline processes.

o On the strategic side, we're moving to e-statements for advisors to view online and migrating select calls to voice response or online self-servicing.

o Lastly, we're making good progress in the revenue component in product pricing, fee alternatives and re-negotiating external fund revenues.

o I'm very pleased with the rapid progress we've made in Reengineering so far. The majority of these saves will now be reinvested back into the business to help fuel growth.


FIX THE CORE: ASSET MANAGEMENT

o Let's move to asset management where our priorities are to restore our focus on manufacturing capabilities, expand product breadth, improve performance and build our asset gathering ability.

o As you know, American Express has traditionally been focused in large cap growth and fixed income mutual funds. More recently, we've seen client assets flow into other areas such as value, small cap and international, so we're developing a number of new funds and hiring top portfolio managers to build out these core categories.

o We are also introducing sub-advised funds to complement our product set, which we label as "Partners Funds". We recently introduced three of these funds in the value category with key partners including Davis, Lord Abbott and Third Avenue and we have plans for additional introductions down the road.

o        As I told you earlier, we're a leading provider of wrap mutual funds.
         We've seen a dramatic increase in sales and acceptance among these products, so we're now developing a next generation product to migrate additional non-proprietary fund sales to a fee basis. The significance here is that our wrap products offer an attractive level of service to the client, while at the same time; they provide the firm with profitability three times the level of a stand-alone non-proprietary sale.

o Building off the strength we have in our insurance businesses, we continue to develop products tailored to the upper market with the introduction of new variable annuity and life insurance products. We're leveraging partners to expand our reach with the introduction of Property and Casualty insurance online and added a great new partnership with Costco, which, after only four months, represents over 30% of new Property and Casualty sales.

o Overall, we'll introduce at least 12 new products this year and we think this expanded breadth will help us shift our mix of proprietary sales in the right direction.

o As I've stated earlier, performance is a priority. We've set very aggressive targets to achieve consistent competitive performance and we're looking for 50% of our funds to achieve the top third of the Lipper performance index over time.

o Our entire asset management area is going through what I consider a major redesign in leadership, culture and processes.

o First, we're upgrading our talent beginning with our senior leadership by recruiting a strong Chief Investment Officer.

         We're in the final stages of our search and I expect to make an announcement soon.

o We will add top tier talent for asset managers with outstanding track records. We've already hired two and have plans to add a few more this year.

o Portfolio managers will have much more support at their disposal as we upgrade our risk and knowledge management capabilities, hire quantitative specialists, and build a larger analytical staff. Lastly, we're just about to extend an offer to a first rate risk management specialist.

o As Financial Advisors, we've never formally advertised or marketed our products. In fact, we haven't fully branded them as American Express. We're placing a greater emphasis on overall packaging and positioning to create client pull for our products and we're stepping up our wholesaling to compete more effectively in our open system.

o Today, we gather a very small portion of our clients' cash. In fact, if you look at our competitors most of their net inflows from the first half of the year, have gone into cash in money market and FDIC insured accounts. This has not been a major focus for Financial Advisors, but I believe it represents a large opportunity for us to gain a much greater share of client assets and deepen relationships. I'll speak about our cash plans in a few moments.


FIX THE CORE: DISTRIBUTION

o Our next core priority is to continue building our premier retail network by evolving our platforms.

o We have three fundamental focus areas: get the economics right, accelerate advisor growth and drive productivity.

o We've started refining the P1 platform to become a true growth engine for our sales force. We want P1 advisors to reach for the results that their P2 colleagues are achieving, and eventually, have a majority of P1 migrate to P2.

o        To boost advisor growth, we've changed criteria for new hire selection.
         Leaders are spending time reinforcing the advisor value proposition around building a practice, using our financial planning process and providing a high level of client service.

o I mentioned earlier that initial compensation costs were quite significant. We are currently aligning goals and rewards with corporate drivers and restructuring P1 to realize more productivity within a performance management system by placing greater emphasis on achieving high production levels.

o As many of you know, moving to platforms gave P2 advisors more independence and the competitive compensation they desired. Our great opportunity is to marry this with our brand and culture, tying advisors more closely to American Express in a true franchisee value proposition. We' continue to fine-tune Platform 2 with a greater emphasis on productivity and the franchisee relationship.

o To ensure advisors remain committed to reinforcing the Brand, we are developing segmented services and recognition programs to reward advisors whose behaviors are closely linked to their client and company interests.

o In addition, our advice and planning positioning sets an industry standard in the marketplace for account penetration, client satisfaction, asset retention, and quality.

o And, we continue to see the benefits of investing in our advice tools and training. For the first six months of the year, financial plans are11% ahead of last year, nearly 43% of new clients have a plan and 73% of advisor production is coming from planning.

o We also want to help advisors expand their base in terms of gathering many more assets and increasing their absolute number of clients, so we're improving online, technology and service capabilities.

o If we execute these actions successfully, we will have the capacity to add several thousand more top quality advisors and attract billions more in assets.


FIX THE CORE: CLIENTS

o Finally, as I've mentioned, the client is central to our model. We're going to be much more focused on accelerating acquisition and deepening relationships so we can gather significantly more assets.

o Historically, we've didn't create strong awareness of our products among clients and relied much more on advisors to play the lead role in marketing to our clients and prospects. A select group has been very effective at doing this, but not across the board and not with consistency.

o Today, we are building a much more sophisticated segmentation, modeling and client profiling strategy to deepen relationships and enhance prospecting.

o We're sizing client and Cardmember segments in terms of demographics, the value of their American Express relationship and their receptivity to various financial services.

o Going forward, we'll be much better equipped to target offerings by matching advisor profiles with this enhanced client information. As an example, if we have a client who is a small business owner, we can match them with an experienced advisor practice that is uniquely qualified to understand their personal and business objectives.

o To support our efforts, we're reenergizing and aligning our product positioning and communications at all key client touch points so we can provide a more comprehensive and consistent experience between clients, advisors and American Express. Ultimately, clients and advisors will become much more engaged and American Express will get much closer to the customer.

o Lastly, our institutional and workplace programs are an excellent feeder for retail clients. We advise employees on how to appropriately plan for retirement with education and wellness programs. This expands our reach to employees of our institutional clients who may want their personal assets incorporated into their retirement planning and ultimately it will allow us to capture a greater share of the 401K-rollover market.


AGENDA - WHERE ARE WE INVESTING FOR GROWTH?

o Now, we've reached the fourth question: where are we investing for future growth? This is where we truly start to see opportunities for the future transformation of Financial Advisors and American Express.


NEW GROWTH: AXP CUSTOMER MIGRATION

o We have very strong customers across all our businesses at American Express. Our existing clients and Cardmembers are the foundation for developing broad financial services relationships.

o As you know 30% of new financial advisor clients come from our Cardmember base. Even though we've made good progress here, I believe we're only scratching the surface.

o Going forward, we'll be much more precise and sophisticated in targeting Cardmembers interested in financial advice and accelerate cross-sell activities to build upon these results.

o However, there is an additional opportunity. We've also experienced success in attracting Cardmembers to our online brokerage proposition, where over 40% of new clients also come from the Cardmember base. These clients also generally seek advice to complement their individual self directed investing activity. They also hold a greater level of investable assets and tend to come from our premium segments.

o The combination of utilizing the self-directed channel in complement to the advisor channel, will enable a much larger and, in some cases, more effective migration from card to brokerage to advice.

o        Simply put, the potential here is substantial.


CAPITALIZE ON MULTIPLE RELATIONSHIPS

o        Let me drive home why this is so important.

o        We indexed net income for a single card relationship at 100.

o As this chart shows, the profitability on a client relationship basis increases very dramatically by adding various financial services such as mutual funds, a brokerage account and, finally, a fully integrated advisor relationship.

o Think about it. We have 2.5 million Financial Advisors' clients that generate about $1 billion in income. Assuming we penetrate just an additional 5% of the US Cardmember base, Financial Advisors' net income could increase by more than 50%.

o To sum it up. This is a powerful opportunity we must capitalize on, and as you'll see in a moment, it's the springboard for the next two growth initiatives I'll cover.


NEW GROWTH: INTEGRATED RELATIONSHIP ACCOUNT

o First, to have a fully integrated relationship with our clients, we need to strengthen our account capabilities. For the most part, we pursue separate product relationships in separate business units. Card relationships are separate from advisor relationships, which are separate from banking or brokerage.

o Even within Financial Advisors, while we consolidate information on a single account profile, we haven't sought to actively gather all of our clients' assets across all business lines. That has prevented us from more aggressively gathering client assets, including their cash.

o We already know that existing Financial Advisors clients have $80 billion in cash outside American Express typically held in banks.

o To tap into that opportunity, we will provide a full range of cash products in a single, integrated relationship account to meet a variety of needs including: deposit accounts, money market funds and state based tax free funds.

o And, future upgrades to our integrated account will move us beyond parity in a number of dimensions.

o We believe this account will be one of the most significant and leading products for American Express allowing us to broaden relationships, gather assets and help advisor practices become more productive, while enabling the company to reduce costs substantially and streamline our servicing environment.


NEW GROWTH: PLATINUM FINANCIAL SERVICES

o Now let's move another key initiative, which is to penetrate the premium segment.

o In my view, there's great potential here as well. Our best advisors have been pursuing the affluent segment for years, but now we're going to do it on a much larger and formal basis.

o Let me remind you, the affluent segment represents only about 9% of households, but they hold about 75% of the $14 trillion opportunity in investable assets.

o We're developing a new value proposition for this segment called American Express Platinum Financial Services, which we've been testing since June 1st.

o It's designed for the sophisticated client and offered by our most experienced, successful advisors.

o Clients receive a personal service plan, premium customer service, a Platinum Card, concierge services, financial planning and advice, banking, investment, insurance and trust services.

o The advisor acts as an overall relationship manager, relying on special service access and a support team of experts in advice.

o Although it's still early, results from the initial test with just a few advisors have clearly exceeded expectations and show great promise. As an example, in less than two months, responding clients have added, on average, $232,000 in new assets to their accounts.

o We'll start to expand this program nationwide in 2002 and develop a tiered approach to additional segments in the marketplace. We believe this will be a major step forward in increasing our ability to serve this segment.


ENHANCE THE BRAND IN FINANCIAL SERVICES

o As you know our goal is to make the American Express brand as well known for financial services as it is for Card and travel. Our brand attributes are security, trust, service excellence, commitment to customers and worldwide presence.

o Our current brand equities work for financial services. The one attribute we need to build within the brand relates to financial investment expertise.

o We can do this by building on our position of financial advisors as trusted experts helping consumers reach their financial goals, with strong service advocacy.

o We will invest to position ourselves in the marketplace and gain a greater share of voice.

o Our point of arrival will be to differentiate ourselves by redefining our Brand frame of reference to include American Express Retail Financial Services.


OUTLOOK

o Now there's one question that remains: what is our outlook for Financial Advisors ability to contribute to American Express's stated financial targets?


KEY DRIVERS

o        I want to share my thoughts about our prospects for the future.

o First, as Ken showed you, our underlying earnings are down in light of the difficult environment, but they compare well to our competitors when you adjust for the high yield write-downs.

o Let me go beyond that because in measuring the prospects of our business, we look at some key drivers. They're central to giving you a sense of the underlying health of the franchise. Even in this harsh environment, they're holding up well.

o        First, we are sustaining net positive cash flows.

o        Financial plan sales are up 12%.

o        Asset persistency continues to be strong.

o        Client retention is at an all time high.

o And, retention of our most tenured and productive advisor population remains at high levels.

o        Advisor productivity has held up better than industry norms.

o        And, our reengineering results are better than expected.

o And, finally, we understand our gaps and opportunities. We've set clear interim deliverables to fix the core, build capabilities and invest in new growth.

o        That gives you a sense for the traction we're already seeing.

o        This is a great franchise.

o We feel good about the steps we are taking to strengthen it for the future. These actions should translate over time into:

         o   More clients. And more upscale clients.

         o   More advisors. And more productive advisors.

         o   Product breadth. And more product depth.

         o   Stronger investment performance. And higher net asset inflows.

o Considering these drivers, along with our new risk reward profile, I'm optimistic about our future prospects.

o Depending, of course, on market conditions, I believe we will be in a better position to deliver on our long-term targets for customers, employees and shareholder goals. The latter are 12-15% earnings and at least 8% revenue growth, and ROE of 18-20%, all on average and over time. THANK YOU.